Exhibit 10.5
AMENDMENT NO. 1
TO
EMPLOYMENT AGREEMENT
This Amendment No. 1 (this “Amendment”), dated as of April 3, 2023, amends that certain Employment Agreement (the “Agreement”), dated as of August 3, 2022, by and between Neoleukin Therapeutics, Inc., a Delaware corporation (the “Company”), and Sean Smith (the “Executive”). All capitalized terms not defined herein shall have the meanings assigned to them in the Agreement.
On March 31, 2023, Executive was appointed as the Company’s Interim Chief Financial Officer. In connection with such appointment, the Company and Executive hereby agree to amend the Agreement as follows:
1.Section 1.2 of the Agreement shall be replaced in its entirety as follows:
“1.2     Position. Executive shall serve as the Company’s Interim Chief Financial Officer. During the term of Executive’s employment with the Company, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business of the Company.”
2.Section 1.3 of the Agreement shall be replaced in its entirety as follows:
    “1.3      Duties and Location. Executive shall perform such duties as are typically performed by a Chief Financial Officer. Executive will report to the Company’s Chief Executive Officer. Executive’s primary office location shall be the Company’s office located in Seattle, Washington.”
3.Effective as of March 31, 2023, the Company shall pay Executive a Base Salary at a rate equal to $410,000 per annum.

4.Section 2.2 of Agreement shall be replaced in its entirety as follows:

“2.2     Bonus. Executive will be entitled to an annual bonus equal to the greater of (i) Executive’s target annual bonus (equal to $159,167 for 2023, which is pro-rated for salary increases in 2023 and calculated using a target bonus percentage of 40% or (ii) Executive’s actual annual bonus based on corporate and individual performance in 2023, if performance is determinable (the “Annual Bonus”), payable in a lump sum (subject to applicable withholdings) on or shortly following the earlier to occur of (x) December 31, 2023 (subject to Executive’s continued employment through December 31, 2023, and payable by March 15, 2024,) and (y) a termination of Executive’s employment without Cause or Executive’s resignation for Good Reason (payable within 60 days of such termination); provided that, in the event the Annual Bonus is payable under 2.2(y), receipt of the Annual Bonus will be subject to the requirements of Section 7 of the Agreement and the Annual Bonus will be pro-rated for the number of days of calendar year worked through the date of termination.
Subject to Executive’s continued employment with the Company, Executive shall be eligible for an annual bonus with respect to 2024, and the Company and Executive shall negotiate in good faith such annual bonus, including the amount and any applicable corporate and individual performance metrics.”
5.A new Section 2.3 shall be added as follows:

“2.3     Retention Bonus. Executive will be entitled to a Retention Bonus equal to $159,167 (the “Retention Bonus”), which is equal to Executive’s target annual bonus for 2023, payable in a lump sum (subject to applicable withholdings) on or shortly following the earliest to occur of (i) a termination of Executive’s employment without Cause or Executive’s resignation for Good Reason (payable within 60 days of such termination of employment), (ii) the consummation of a Change of Control (subject to Executive’s continued employment through the Change of Control and payable within 10 days following the Change of Control), or (iii) December 31, 2023 (subject to Executive’s continued employment through December 31, 2023 and payable by January 10, 2024); provided that, in the event the Retention Bonus is payable under 2.3(i), receipt of the Retention Bonus will be subject to the requirements of Section 7 of the Agreement.”
6.A new Section 2.4 shall be added as follows:
“2.4.    Post-Termination Exercise Period following a Change of Control. Notwithstanding anything to the contrary in Executive’s Stock Option Agreements with the Company, following a Change of Control, the post-termination exercise period of any then-outstanding and vested stock options (including stock options for which vesting is accelerated pursuant to Section 6.3(iv)) held by Executive will be extended to fifteen (15) months following Executive’s termination of Continuous Service (as defined in the Company’s 2014 Equity Incentive Plan (the “Plan”)) for any reason (other than a termination for Cause); provided such termination occurs on or following a Change of Control and subject to the earlier termination of Executive’s stock options pursuant to the Plan and the applicable Stock Option Agreements. Further, please note that if Executive does not exercise any unexercised vested stock options within three (3) months of the date of termination of employment, any such unexercised vested options will cease to have “incentive stock option” status and will instead be considered “nonqualified stock options.” Executive should consult Executive’s account or tax advisor with respect to this matter.”
7.The first clause of Section 6.3 shall be replaced in its entirety as follows:

“In the event Executive’s employment with the Company is terminated by the Company without Cause or Executive resigns for Good Reason during the period commencing six (6) months prior to and ending twelve (12) months following a Change of Control; provided that if Executive has such a qualifying termination within the six (6)-month period prior to a Change of Control, the Change of Control must occur prior to March 1st of the calendar year following the calendar year in which the date of employment termination occurs and provided further that Executive remains in compliance with the terms of this Agreement and the Confidentiality Agreement and subject to Section 7 below, the Company, or its successor, as the case may be, shall provide the Executive with the following severance benefits:”

8.Section 6.3(i) of the Agreement shall be replaced in its entirety as follows:

“The Company shall pay Executive, as severance, the equivalent of fifteen (15) months of Executive’s base salary in effect as of Executive’s employment termination, less any severance previously provided under Section 6.2(i) (the “Severance”). This Severance will be paid in a lump sum within 60 days after Executive’s termination of employment or, if applicable, subsequent Change of Control; provided that in no events will the Severance be paid later than March 15th of the calendar year following the calendar year in which such termination of employment occurs.”

9.Section 6.3(ii) of the Agreement shall be amended to provide that references to twelve (12) months with respect to COBRA premiums will now refer to fifteen (15) months with respect to COBRA premiums, less any COBRA premiums previously provided under Section 6.2(ii), and the following sentence will be added to the end of Section 6.3(ii):
“Notwithstanding the foregoing, the Company may, in its discretion, provide any remaining monthly payments in a fully taxable lump sum cash payment equal to the aggregate amount of the applicable COBRA premiums over the remainder of the COBRA premium periods, subject to applicable tax withholdings and payable as soon as practicable and in all events prior to March 15 of the calendar year following the calendar year in which the termination of employment occurs.”
10.Section 6.3(iii) of the Agreement shall be replaced in its entirety as follows:

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“The Company shall pay Executive an amount equal to $205,000, which represents 15 months of Executive’s 2023 target annual bonus (or, if the qualifying termination occurs during 2024, the Company shall pay Executive an amount equal to 15 months of Executive’s 2024 target annual bonus) payable in a lump sum, less deductions and withholdings, at the same time as the severance payment described in Section 6.3(i) above. For the avoidance of doubt, the amount payable pursuant to this Section 6.3(iii) shall not be subject to proration based on the portion of the year elapsed as of the termination date.”

11. 10.3(e) (prior to the proviso) shall be replaced in its entirety by the following:

“(e) the approval by the stockholders of the Company of a complete liquidation, dissolution or winding-up of the Company.”

12.Notwithstanding anything to the contrary in the Agreement or otherwise, Executive’s new role and any associated changes in position, authority, responsibilities and/or duties shall not constitute Good Reason under this Agreement nor shall any changes in position, authorities, responsibilities and/or duties during a dissolution, liquidation or winding-up of the Company.
Except as otherwise set forth herein the Agreement will remain unmodified and in full force and effect.
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IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the first day written above.
THE COMPANY:
Neoleukin Therapeutics, Inc.
By:
Name:
Title:
THE EXECUTIVE

Sean Smith
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